GRAINGER REPORTS RESULTS FOR THE 2017 FIRST QUARTER
Announces Acceleration of Ongoing Pricing Actions to Enhance Share Gain
Lowers 2017 Sales and EPS Guidance

Quarterly Summary

•	Sales of $2.5 billion, up 1 percent

•	Reported EPS of $2.93, down 2 percent

•	Adjusted EPS of $2.88, down 9 percent

CHICAGO, April 18, 2017 - Grainger (NYSE: GWW) today reported results for the 2017 first quarter ended March 31, 2017. Sales of $2.5 billion increased 1 percent versus $2.5 billion in the first quarter of 2016. There were 64 selling days in the 2017 first quarter, the same as the 2016 first quarter. Net earnings for the quarter of $175 million were down 6 percent versus $187 million in 2016. Earnings per share of $2.93 declined 2 percent versus $2.98 in 2016.

“Overall, the first quarter clearly fell short of our expectations, driven primarily by the stronger than anticipated customer response to our U.S. strategic pricing actions, with a greater volume of products sold at more competitive prices,” said Chief Executive Officer DG Macpherson. “Based on the positive customer response thus far, we are pulling forward the remaining pricing actions originally scheduled for 2018 into the third quarter of this year. This decision requires a significant change to our earnings per share guidance for the year but should enable us to accelerate growth with existing customers and attract new customers sooner than planned.

“Our Zoro and MonotaRO businesses continued to perform very well. We continue to be challenged in Canada, although our service has improved. We will continue to aggressively take action to improve gross margins and reduce our cost structure in Canada with the expectation of hitting break-even by the end of 2017,” Macpherson concluded.

Grainger’s pricing actions, first described in November 2016, were primarily implemented in January and February of this year. The actions included:

•	Adjusting list prices across the board to make it easier for large customers to consolidate their purchases;

•	Introducing new web prices on about 450,000 SKUs to drive medium and large noncontract customer acquisition and growth;

•
Negotiating large customer contracts with more competitive pricing for infrequently purchased items. Most large customers already receive very competitive pricing on routine items through their contracts.

Results from the first quarter pricing actions showed that customers with access to lower pricing bought more than company expectations. Although it is early, the data provided confidence that the pricing actions were successful. The decision to accelerate the pricing actions is expected to enable faster growth through share gain with existing customers and acquisition of new customers. Web pricing will be available on all SKUs in the 2017 third quarter.

The company lowered its 2017 sales and earnings per share guidance for the year and now expects sales growth of 1 to 4 percent and earnings per share of $10.00 to $11.30, which incorporates the effect of the pricing acceleration and a 1 percent reduction in sales from foreign exchange. The company’s previous 2017 guidance, communicated on January 25, 2017, was sales growth of 2 to 6 percent and earnings per share of $11.30 to $12.40.

Company
Sales increased 1 percent in the 2017 first quarter versus the prior year, driven by a 5 percentage point increase from volume growth, partially offset by a 3 percentage point decline in price and a 1 percentage point decline from lower sales of seasonal products.

Company operating earnings of $295 million for the 2017 first quarter declined 7 percent versus $317 million in the 2016 quarter. The decline was driven primarily by lower gross profit from the strategic pricing initiatives in the United States.

The first quarter contained the following restructuring items:

	Three Months Ended March 31,

	2017	2016	% Change
Diluted earnings per share as reported	$2.93	$2.98	(2)%
Pretax adjustments:
Restructuring (United States)	(0.11)	0.26
Restructuring (Canada)	0.02	0.05
Total pretax adjustments	(0.09)	0.31
Tax effect (1)	0.04	(0.11)
Total, net of tax	(0.05)	0.20
Diluted earnings per share as adjusted	$2.88	$3.18	(9)%
(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

The company has two reportable business segments, the United States and Canada, which represented approximately 80 percent of company sales for the quarter. The remaining operating businesses are located in Europe, Asia and Latin America. The single channel online businesses are included in Other Businesses and are not reportable segments.

United States
Sales for the U.S. segment were down 1 percent versus the 2016 first quarter. The decrease was driven by a 4 percentage point decline in price and a 1 percentage point decline from lower sales of seasonal products, partially offset by a 4 percentage point increase from volume growth. Sales to customers in the Government and Heavy Manufacturing end markets led the sales performance in the quarter.

Operating earnings for the U.S. segment declined 6 percent in the quarter driven by lower gross profit. Gross profit margins for the quarter declined 1.7 percentage points driven by the strategic price initiatives. In the 2017 first quarter, operating expenses were down 4 percent, which included a $9 million benefit from the gain on sale of branches and $3 million of restructuring costs. Excluding restructuring costs and the gain on sale of assets, operating expenses were flat and operating earnings were down 12 percent.

Canada
First quarter 2017 sales for the Canada segment increased 4 percent in U.S. dollars and 1 percent in local currency. The 1 percent increase consisted of 4 percentage points from volume, partially offset by 2 percentage points from lower price and a 1 percentage point decline from unfavorable holiday timing.

The business in Canada posted a $17 million operating loss in the 2017 first quarter versus a $12 million operating loss in the prior year, primarily driven by a lower gross profit margin and negative expense leverage. The gross profit margin in Canada declined 2.7 percentage points versus the prior year largely due to price deflation and higher freight costs. The business in Canada increased prices to offset foreign exchange-related cost of goods sold inflation in the first quarter, but most customers are under contract and will not experience price increases until later in the year. Freight costs increased year-over-year as the business shifts to direct-to-customer shipping. Operating expenses increased 3 percent, driven by the re-establishment of the national sales meeting and the unfavorable comparison to the 2016 gain from the sale of the former Toronto distribution center, partially offset by lower IT expenses.

Other Businesses
Sales for the Other Businesses increased 12 percent versus the prior year, consisting of 15 percentage points of growth from volume and price, partially offset by a 3 percentage point decline from foreign exchange, primarily attributable to weakness in the British pound. The performance was driven primarily by 23 percent sales growth for the single channel online businesses.

Operating earnings for the Other Businesses were $32 million in the 2017 first quarter versus $22 million in the prior year. This performance included strong results from Zoro in the United States and MonotaRO in Japan.

Other
Other income and expense was a net expense of $25 million in the 2017 first quarter versus a net expense of $20 million in the 2016 first quarter. This increase was primarily due to interest expense from the additional debt the company issued in 2016 and expected losses from the company’s investments in clean energy. For the quarter, the effective tax rate in 2017 was 32.4 percent versus 35.6 percent in 2016.  The decrease was primarily due to the adoption of Financial Accounting Standards Board Update No. 2016-09 (“ASU 2016-09”), which recognizes the excess tax benefits of stock-based awards as a reduction to income tax expense instead of the previous methodology which recorded the benefit on the balance sheet. The adoption of this standard generated a $0.13 benefit to earnings per share in the quarter. The company is currently projecting an effective tax rate of 35.0 to 36.0 percent for the year 2017.

Cash Flow
Operating cash flow was $181 million in the 2017 first quarter versus $161 million in the 2016 first quarter. The $161 million for the prior year reflects a reclassification from $154 million based on the adoption of ASU 2016-09, which retrospectively reclassified $7 million from operating activities to financing activities. The reclassification relates to employee taxes paid as a part of the exercise of stock options. The company used the cash generated during the quarter along with short term borrowings to invest in the business and return cash to shareholders through share repurchase and dividends. Capital expenditures were $79 million in the 2017 first quarter versus $52 million in the first quarter of 2016. In the 2017 first quarter, Grainger returned $231 million to shareholders through $72 million in dividends and $159 million to buy back 646,000 shares of stock.

Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. Eastern Daylight Time on April 18, 2017, to discuss the first quarter. The webcast will be hosted by DG Macpherson and Ron Jadin, Senior Vice President and Chief Financial Officer and can be accessed at www.grainger.com/investor. For those unable to participate in the live event, a webcast replay will be available for 90 days at www.grainger.com/investor.

W.W. Grainger, Inc., with 2016 sales of $10.1 billion, is North America’s leading broad line supplier of maintenance, repair and operating products, with operations also in Europe, Asia and Latin America.

Visit www.grainger.com/investor to view information about the company, including a supplement regarding 2017 first quarter results. The Grainger website also includes more information through our Fact Book and Corporate Social Responsibility report.

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from our expectations include, among others: higher product costs or other expenses; a major loss of customers; loss or disruption of source of supply; increased competitive pricing pressures; failure to develop or implement new technologies; the implementation, timing and success of our strategic pricing initiatives; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising, privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; disruption of information technology or data security systems; general industry or market conditions; general global economic conditions; currency exchange rate fluctuations;

market volatility; commodity price volatility; labor shortages; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; natural and other catastrophes; unanticipated weather conditions; loss of key members of management; our ability to operate, integrate and leverage acquired businesses; changes in credit ratings; changes in effective tax rates and other factors which can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations (retiring 4/30/2017)
O: 847-535-0881
M: 847-456-8647

Irene Holman
Sr. Director, Investor Relations
O: 847-535-0809
M: 847-217-8679

Michael Ferreter
Financial Communications Manager
O: 847-535-1439
M: 847-271-6357

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended March 31,
	2017	2016
Net sales	$2,541,129	$2,506,538
Cost of merchandise sold	1,521,937	1,461,485
Gross profit	1,019,192	1,045,053
Warehousing, marketing and administrative expense	723,704	727,961
Operating earnings	295,488	317,092
Other income and (expense)
Interest income	193	165
Interest expense	(16,979)	(13,725)
Loss from equity method investment	(8,374)	(6,388)
Other non-operating income	345	440
Total other expense	(24,815)	(19,508)
Earnings before income taxes	270,673	297,584
Income taxes	87,820	105,940
Net earnings	182,853	191,644
Net earnings attributable to noncontrolling interest	8,109	4,931
Net earnings attributable to W.W. Grainger, Inc.	$174,744	$186,713

Earnings per share -Basic	$2.95	$3.00
-Diluted	$2.93	$2.98
Average number of shares outstanding -Basic	58,720	61,689
-Diluted	59,203	62,100
Diluted Earnings Per Share
Net earnings as reported	$174,744	$186,713
Earnings allocated to participating securities	(1,470)	(1,740)
Net earnings available to common shareholders	$173,274	$184,973
Weighted average shares adjusted for dilutive securities	59,203	62,100
Diluted earnings per share	$2.93	$2.98

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended March 31,
	2017	2016
Sales
United States	$1,953,444	$1,966,267
Canada	186,141	178,771
Other Businesses	497,407	445,333
Intersegment sales	(95,863)	(83,833)
Net sales to external customers	$2,541,129	$2,506,538

Operating earnings
United States	$312,470	$331,857
Canada	(16,729)	(12,347)
Other Businesses	31,507	21,783
Unallocated expense	(31,760)	(24,201)
Operating earnings	$295,488	$317,092

Company operating margin	11.6%	12.7%
ROIC* for Company	24.7%	25.6%
ROIC* for United States	40.0%	42.4%
ROIC* for Canada	(12.3)%	(8.2)%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 2-point average for the year-to-date). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (2-point average of $64.5 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (2-point average of $381.5 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	March 31, 2017	December 31, 2016
Cash and cash equivalents	$238,801	$274,146
Accounts receivable – net	1,325,218	1,223,096
Inventories	1,388,091	1,406,470
Prepaid expenses and other assets	144,073	116,517
Total current assets	3,096,183	3,020,229
Property, buildings and equipment – net	1,410,312	1,420,891
Deferred income taxes	79,664	64,775
Goodwill	533,012	527,150
Intangibles - net	587,418	586,126
Other assets	75,960	75,136
Total assets	$5,782,549	$5,694,307
Liabilities and Shareholders’ Equity
Short-term debt	$421,555	$386,140
Current maturities of long-term debt	20,069	19,966
Trade accounts payable	672,471	650,092
Accrued compensation and benefits	145,037	212,525
Accrued contributions to employees’ profit sharing plans (1)	23,181	54,948
Accrued expenses	317,243	290,207
Income taxes payable	88,874	15,059
Total current liabilities	1,688,430	1,628,937
Long-term debt	1,847,717	1,840,946
Deferred income taxes and tax uncertainties	133,984	126,101
Employment-related and other non-current liabilities	195,895	192,555
Shareholders' equity (2)	1,916,523	1,905,768
Total liabilities and shareholders’ equity	$5,782,549	$5,694,307

(1)	Accrued contributions to employees' profit sharing plans decreased $32 million primarily due to the annual cash contributions to the profit sharing plan.
(2)	Common stock outstanding as of March 31, 2017 was 58,405,698 compared with 58,804,314 shares at December 31, 2016, primarily due to share repurchases.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net earnings	$182,853	$191,644
Provision for losses on accounts receivable	3,918	3,454
Deferred income taxes and tax uncertainties	(7,632)	21,035
Depreciation and amortization	62,249	56,294
Gains from non-cash charges and sales of assets	(10,966)	(7,465)
Stock-based compensation	6,757	7,456
Losses from equity method investment	8,374	6,388
Change in operating assets and liabilities – net of business acquisitions:
Accounts receivable	(95,419)	(84,435)
Inventories	27,826	10,831
Prepaid expenses and other assets	(25,943)	4,370
Trade accounts payable	18,051	30,827
Other current liabilities	(64,171)	(104,552)
Current income taxes payable	73,227	32,757
Accrued employment-related benefits cost	1,520	323
Other – net	302	(8,290)
Net cash provided by operating activities	180,946	160,637
Cash flows from investing activities:
Additions to property, buildings and equipment	(78,768)	(51,797)
Proceeds from sales of assets	48,306	13,817
Equity method investment	(7,067)	(7,199)
Other – net	—	(206)
Net cash used in investing activities	(37,529)	(45,385)
Cash flows from financing activities:
Net increase in commercial paper	34,947	214,645
Borrowings under lines of credit	9,883	12,028
Payments against lines of credit	(9,167)	(11,060)
Payments of long-term debt	(2,318)	(124,769)
Proceeds from stock options exercised	26,345	5,206
Excess tax benefits from stock-based compensation	—	17,287
Shares withheld for employees taxes	(11,625)	(6,906)
Purchase of treasury stock	(159,146)	(172,047)
Cash dividends paid	(72,118)	(72,632)
Net cash used in financing activities	(183,199)	(138,248)
Exchange rate effect on cash and cash equivalents	4,437	12,766
Net change in cash and cash equivalents	(35,345)	(10,230)
Cash and cash equivalents at beginning of year	274,146	290,136
Cash and cash equivalents at end of period	$238,801	$279,906

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as "adjusted" measures, including adjusted operating earnings, adjusted segment operating earnings, adjusted net earnings and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes adjusted operating earnings, adjusted segment operating earnings, adjusted net earnings and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The reconciliations provided below reconcile the non-GAAP financial measures adjusted operating earnings, adjusted segment operating earnings, adjusted net earnings and adjusted diluted earnings per share with GAAP financial measures:

	Three Months Ended March 31,
	2017	2016	%
Operating earnings reported	$295,488	$317,092	(7)%
Restructuring (United States)	(6,322)	16,407
Restructuring (Canada)	1,087	3,077
Subtotal	(5,235)	19,484
Operating earnings adjusted	$290,253	$336,576	(14)%

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

	Three Months Ended March 31,
	2017	2016	%
Segment operating earnings adjusted
United States	306,148	348,264
Canada	(15,642)	(9,270)
Other Businesses	31,507	21,783
Unallocated expense	(31,760)	(24,201)
Segment operating earnings adjusted	$290,253	$336,576	(14)%

Company operating margin adjusted	11.4%	13.4%
ROIC* for Company	24.2%	27.1%
ROIC* for United States	39.2%	44.4%
ROIC* for Canada	(11.5)%	(6.2)%

*Adjusted ROIC is calculated as defined on page 8, excluding the items adjusting operating earnings as noted above.

	Three Months Ended March 31,
	2017	2016	%
Net earnings reported	$174,744	$186,713	(6)%
Restructuring (United States)	(3,959)	10,268
Restructuring (Canada)	803	2,262
Subtotal	(3,156)	12,530
Net earnings adjusted	$171,588	$199,243	(14)%

Diluted earnings per share reported	$2.93	$2.98	(2)%
Pretax adjustments:
Restructuring (United Sates)	(0.11)	0.26
Restructuring (Canada)	0.02	0.05
Total pretax adjustments	(0.09)	0.31
Tax effect (1)	0.04	(0.11)
Total, net of tax	(0.05)	0.20
Diluted earnings per share adjusted	$2.88	$3.18	(9)%

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